EXHIBIT 99.1

News Release

ChoiceOne Reports Fourth Quarter and Year End 2024 Results

Sparta, Michigan – January 22, 2025 – ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ:COFS), the parent company for ChoiceOne Bank, reported financial results for the quarter ended December 31, 2024.

Highlights

•
ChoiceOne reported net income of $7,159,000 and $26,727,000 for the three and twelve months ended December 31, 2024, compared to $5,293,000 and $21,261,000 for the same periods in 2023, representing growth of 35.3% and 25.7%, respectively. Net income adjusted for merger related expenses was $7,532,000 and $27,733,000 for the three and twelve months ended December 31, 2024.
•
Diluted earnings per share were $0.79 and $3.25 in the three and twelve months ended December 31, 2024, compared to $0.70 and $2.82 per share in the same periods in the prior year. The sale of 1,380,000 shares of common stock during the third quarter of 2024 negatively impacted diluted earnings per share for 2024. Diluted earnings per share adjusted for merger expenses were $0.83 and $3.37 in the three and twelve months ended December 31, 2024.
•
GAAP Net interest margin in the fourth quarter of 2024 decreased to 2.98%, compared to 3.17% in the third quarter of 2024, and increased compared to 2.66% in the fourth quarter of 2023. GAAP net interest income was $19.3 million in the fourth quarter of 2024 compared to $16.6 million in the fourth quarter of 2023. Net interest income was aided by cash settlements from pay-fixed interest rate swaps which started paying in April 2024.
•
Core loans, which exclude held for sale loans and loans to other financial institutions, grew organically by $40.3 million or 11.0% on an annualized basis during the fourth quarter of 2024 and $114.5 million or 8.2% for the year ended December 31, 2024. Loan interest income increased $3.8 million in the fourth quarter of 2024 and $21.2 million in the year ended December 31, 2024 compared to the same periods in 2023, respectively.
•
Deposits, excluding brokered deposits, declined by $24.0 million or an annualized 4.4% in the fourth quarter of 2024 and increased $79.0 million or 3.8% during 2024. The decrease in deposits in the fourth quarter of 2024 was due to seasonal outflow of public funds, which includes taxes received by schools and townships during the third quarter of 2024. The increase in deposits in the twelve months ended December 31, 2024 is a combination of new business and recapture of deposit losses from the prior year.
•
Asset quality remains strong with only 0.27% of nonperforming loans to total loans (excluding held for sale) as of December 31, 2024.

“ChoiceOne had an outstanding fourth quarter and full year 2024, which underscore the growth in our core loans and deposits, thanks to the dedication and expertise of our team. Our proactive balance sheet management has led to improvements in our net interest margin, positioning us well to navigate changing market conditions. We are also excited about the upcoming anticipated close of our pending merger with Fentura Financial, Inc. and The State Bank expected to occur in the first quarter of 2025, which will further enhance our markets and capabilities," said Kelly Potes, Chief Executive Officer.

ChoiceOne reported net income of $7,159,000 and $26,727,000 for the three and twelve months ended December 31, 2024, compared to $5,293,000 and $21,261,000 for the same periods in 2023, representing growth of 35.3% and 25.7%, respectively. Net income adjusted for merger related expenses was $7,532,000 and $27,733,000 for the three and twelve months ended December 31, 2024. Diluted earnings per share were $0.79 and $3.25 in the three and twelve months ended December 31, 2024, compared to $0.70 and $2.82 per share in the same periods in the prior year. The sale of 1,380,000 shares of common stock during the third quarter of 2024 negatively impacted diluted earnings per share for 2024. Diluted earnings per share adjusted for merger expenses were $0.83 and $3.37 in the three and twelve months ended December 31, 2024.

As of December 31, 2024, total assets were $2.7 billion, an increase of $146.5 million compared to December 31, 2023. The growth is primarily attributed to an increase in core loans of $114.5 million and loans to other financial institutions of $20.5 million. This growth was offset by a $48.9 million reduction in securities during the same time period. ChoiceOne has actively managed its balance sheet to support organic loan growth, strategically shifting from lower-yielding assets to higher-yielding loans. This is reflected in the loan growth observed.

Deposits, excluding brokered deposits, declined by $24.0 million or an annualized 4.4% in the fourth quarter of 2024 and increased $79.0 million or 3.8% during 2024. The decrease in deposits in the fourth quarter of 2024 was due to seasonal outflow of public funds, which includes taxes received by schools and townships during the third quarter of 2024. The increase in deposits in the twelve months ended December 31, 2024 is a combination of new business and recapture of deposit losses from the prior year. ChoiceOne continues to be proactive in managing its liquidity position by using brokered deposits and FHLB advances to ensure ample liquidity. At December 31, 2024, total available borrowing capacity secured by pledged assets was $837.2 million. ChoiceOne can increase its capacity by utilizing unsecured federal fund lines and pledging additional assets. Uninsured deposits totaled $833.2 million or 37.6% of deposits at December 31, 2024.

ChoiceOne's cost of deposits to average total deposits has declined since peaking in the first quarter of 2024 due to positive cash flow from pay-fixed interest rate swaps, hedged against deposits, and decreasing deposit expenses. In addition, the Federal Reserve has decreased the federal funds rate by 50 basis points since September 2024. These factors led to a cost of deposits to average total deposits of an annualized 1.58% in the fourth quarter of 2024 compared to an annualized 1.57% in the fourth quarter of 2023. Cost of deposits to average total deposits peaked in the first quarter of 2024 at an annualized 1.65%. If rates continue to decline, we expect to see slight declines in deposit costs; however, these declines will be muted by the decrease in cash flows from pay-fixed interest rate swaps collected. Interest expense on borrowings for the three and twelve months ended December 31, 2024, increased $153,000 and $3.1 million compared to the same periods in the prior year, due to increases in the average balances borrowed. During the fourth quarter of 2024, ChoiceOne paid down its advance from the Bank Term Funding Program and replaced it with $135.0 million of FHLB borrowings. This increased our total borrowed balance at the FHLB to $175.0 million at a weighted average fixed rate of 4.5%, with the earliest maturity in January 2025. Total cost of funds ended flat in the fourth quarter of 2024 with an annualized 1.90% compared to an annualized 1.91% in the fourth quarter of 2023.

The provision for credit losses expense on loans was $200,000 in the fourth quarter of 2024, due in part to loan growth during the quarter. The ratio of the allowance for credit losses to total loans (excluding loans held for sale) was 1.07% on December 31, 2024 compared to 1.11% on December 31, 2023. Asset quality continues to remain strong, with annualized net loan charge-offs to average loans of 0.04% and nonperforming loans to total loans (excluding loans held for sale) of 0.27% as of December 31, 2024.

ChoiceOne uses interest rate swaps to manage interest rate exposure to certain fixed rate assets and variable rate liabilities. On December 31, 2024, ChoiceOne had pay-fixed interest rate swaps with a total notional value of $401.0 million, a weighted average coupon of 3.07%, a fair value of $23.6 million and an average remaining contract length of 7 to 8 years. These derivative instruments increase in value as long-term interest rates rise, which offsets the reduction in equity due to unrealized losses on securities available for sale. Settlements from swaps amounted to $1.5 million for the fourth quarter of 2024 compared to $2.5 million for the third quarter of 2024 and were a contributing factor to the decrease in net interest margin during the fourth quarter of 2024 compared to the third quarter of 2024. Fully tax equivalent net interest margin excluding the swaps was 23 basis points lower than tax equivalent net interest margin reported for the fourth quarter of 2024. Due in part to pay fixed interest rate swaps we have in place, our balance sheet is asset sensitive. In addition to the pay-fixed interest rate swaps, ChoiceOne also employs back-to-back swaps on select commercial loans, with the impact reflected in interest income.

Shareholders’ equity totaled $260.4 million as of December 31, 2024, up from $195.6 million as of December 31, 2023, due in large part to the $34.5 million in aggregate gross proceeds (before deducting discounts and estimated offering expenses) received from the sale of 1,380,000 shares of common stock during the third quarter of 2024. The additional increase is due to retained earnings and an improvement in accumulated other compressive loss (AOCI) of $13.8 million compared to December 31, 2023. The improvement in AOCI is due to both the shortening duration and maturing (paydowns) of the securities portfolio, offset by the change in unrealized gain of the pay-fixed swap derivatives. The pay-fixed swap derivatives are designed to offset swings in AOCI due to changes in interest rates. ChoiceOne Bank remains “well-capitalized” with a total risk-based capital ratio of 12.7% as of December 31, 2024, compared to 12.4% on December 31, 2023.

Noninterest income increased $948,000 and $3.1 million in the three and twelve months ended December 31, 2024, compared to the same periods in the prior year. The increase was largely due to an increase in customer service charges of $304,000 and $1.2 million in the three and twelve months ended December 31, 2024 compared to the same periods in 2023 and earnings on life insurance policies in the three and twelve months ended December 31, 2024, compared to the same periods in the prior year. ChoiceOne recognized earnings on a bank owned life insurance death benefit claim in the amount of $504,000 during the fourth quarter of 2024. ChoiceOne also saw an uptick in gains on sales of loans during the fourth quarter of 2024 due in part to participation in the FHLB Rate Advantage program which provided incentives to home buyers in the low to moderate income bracket. In addition, there were a number of construction loans which were finalized and written into salable market loans during the fourth quarter of 2024.

Noninterest expense increased by $1.6 million or 11.4% and $3.6 million or 6.6% in the three and twelve months ended December 31, 2024 compared to the same periods in 2023. The increase in total noninterest expense was due in part to merger related expenses of $394,000 and $1.0 million during the three and twelve months ended December 31, 2024, compared to $0 in the same periods in the prior year. Additionally, there was an increase to employee health insurance and other benefit costs, and an increase to FDIC insurance and other costs related to the inflationary environment. The increase in costs were offset by a decline in occupancy and equipment related to two branch closures during the first quarter of 2024. ChoiceOne seeks to strategically manage costs while still making thoughtful investments in order to maintain our competitive edge and deliver exceptional value to our customers, shareholders, and communities.

“I am very pleased with the results of the fourth quarter of 2024, showing core loan growth, solid deposit balances and excellent credit metrics as we get closer to completing the pending merger with Fentura Financial, Inc. and the State Bank, a highly respected community bank in Michigan. We are excited to welcome their customers, communities, and employees to the ChoiceOne team,” said Kelly Potes, Chief Executive Officer.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 35 offices in parts of Kent, Lapeer, Macomb, Muskegon, Newaygo, Ottawa, and St. Clair counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.bank.

Forward-Looking Statements

This news release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of ChoiceOne or Fentura with respect to the planned merger, the strategic benefits and financial benefits of the merger, including the expected impact of the proposed transaction on the combined company’s future financial performance and the timing of the closing of the proposed transaction. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne does not undertake any obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Such risks, uncertainties and assumptions, include, among others, the following:

•
the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in a materially burdensome regulatory condition (as defined in the merger agreement));
•
the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
•
the possibility that the anticipated benefits of the proposed transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where ChoiceOne and Fentura do business, or as a result of other unexpected factors or events;
•
the impact of purchase accounting with respect to the proposed transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
•
diversion of management’s attention from ongoing business operations and opportunities;
•
potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; or
•
the outcome of any legal proceedings that may be instituted against ChoiceOne or Fentura.

Additional risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2023 and in any of ChoiceOne’s subsequent SEC filings, which are available on the SEC’s website, www.sec.gov.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this presentation includes certain non-GAAP financial measures. ChoiceOne believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand underlying financial performance and condition and trends of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, non-GAAP measures are used as comparative tools, together with GAAP measures, to assist in the evaluation of operating performance or financial condition. These measures are also calculated using the appropriate GAAP or regulatory components in their entirety and are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in the tables to this news release under the heading non-GAAP reconciliation.

For Further Information:

Adom Greenland

Executive Vice President & CFO

(616) 887 – 2334

IR@ChoiceOne.bank

Condensed Balance Sheets
(Unaudited)

(In thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Cash and cash equivalents	$96,751	$145,938	$55,433
Equity securities, at fair value	7,782	7,816	7,505
Securities Held to Maturity	394,534	391,954	407,959
Securities Available for Sale	479,117	497,552	514,598
Federal Home Loan Bank stock	9,383	4,449	4,449
Federal Reserve Bank stock	5,307	5,307	5,065
Loans held for sale	7,288	5,994	4,710
Loans to other financial institutions	39,878	38,492	19,400
Core loans	1,505,762	1,465,458	1,391,253
Total loans held for investment	1,545,640	1,503,950	1,410,653
Allowance for credit losses	(16,552)	(16,490)	(15,685)
Loans, net of allowance for credit losses	1,529,088	1,487,460	1,394,968
Premises and equipment	27,099	27,135	29,750
Cash surrender value of life insurance policies	44,896	45,699	45,074
Goodwill	59,946	59,946	59,946
Core deposit intangible	1,096	1,250	1,854
Other assets	60,956	45,503	45,395

Total Assets	$2,723,243	$2,726,003	$2,576,706

Noninterest-bearing deposits	$524,945	$521,055	$547,625
Interest-bearing deposits	1,652,647	1,680,546	1,550,985
Brokered deposits	36,511	6,627	23,445
Borrowings	175,000	210,000	200,000
Subordinated debentures	35,752	35,691	35,507
Other liabilities	37,973	24,338	23,510

Total Liabilities	2,462,828	2,478,257	2,381,072

Common stock and paid-in capital, no par value; shares authorized: 30,000,000; shares outstanding: 8,965,483 at December 31, 2024, 8,959,664 at September 30, 2024, and 7,548,217 at December 31, 2023	206,780	206,427	173,513
Retained earnings	91,414	86,765	73,699
Accumulated other comprehensive income (loss), net	(37,779)	(45,446)	(51,578)
Shareholders' Equity	260,415	247,746	195,634

Total Liabilities and Shareholders’ Equity	$2,723,243	$2,726,003	$2,576,706

Condensed Statements of Income
(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
	2024	2023	2024	2023
Interest income
Loans, including fees	$23,571	$19,759	$89,580	$68,384
Securities:
Taxable	4,846	5,532	21,228	21,169
Tax exempt	1,390	1,385	5,614	5,629
Other	1,231	1,286	4,682	3,798
Total interest income	31,038	27,962	121,104	98,980

Interest expense
Deposits	8,710	8,421	34,174	23,990
Advances from Federal Home Loan Bank	669	273	2,041	1,771
Other	2,310	2,712	10,447	7,334
Total interest expense	11,689	11,406	46,662	33,095

Net interest income	19,349	16,556	74,442	65,885
Provision for credit losses on loans	200	933	1,300	1,265
Provision for credit losses on unfunded commitments	-	(558)	(675)	(1,115)
Net Provision for credit losses expense	200	375	625	150
Net interest income after provision	19,149	16,181	73,817	65,735

Noninterest income
Customer service charges	2,731	2,427	10,571	9,347
Insurance and investment commissions	170	157	742	698
Mortgage servicing rights	366	214	1,053	820
Gains on sales of loans	463	261	1,386	1,134
Net gains (losses) on sales of securities	-	-	-	(71)
Net gains (losses) on sales and write downs of other assets	(5)	(2)	198	147
Earnings on life insurance policies	819	286	1,934	1,096
Trust income	241	194	906	771
Change in market value of equity securities	(46)	210	195	(246)
Other	255	299	1,010	1,210
Total noninterest income	4,994	4,046	17,995	14,906

Noninterest expense
Salaries and benefits	8,941	8,005	33,408	31,963
Occupancy and equipment	1,383	1,471	5,797	6,048
Data processing	1,840	1,531	7,222	6,618
Professional fees	653	523	2,471	2,198
Supplies and postage	179	200	699	780
Advertising and promotional	271	148	788	721
Intangible amortization	153	203	757	955
FDIC insurance	180	394	1,335	1,184
Merger related expenses	394	-	1,039	-
Other	1,350	1,303	5,207	4,607
Total noninterest expense	15,344	13,778	58,723	55,074

Income before income tax	8,799	6,449	33,089	25,567
Income tax expense	1,640	1,156	6,362	4,306

Net income	$7,159	$5,293	$26,727	$21,261

Basic earnings per share	$0.79	$0.70	$3.27	$2.82
Diluted earnings per share	$0.79	$0.70	$3.25	$2.82

Dividends declared per share	$0.28	$0.27	$1.09	$1.05

Income Adjusted for Merger Expenses - Non-GAAP Reconciliation

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
(In Thousands, Except Per Share Data)
Net income	$7,159	$5,293	$26,727	$21,261

Merger related expenses net of tax	373	-	1,006	-
Adjusted net income	$7,532	$5,293	$27,733	$21,261

Weighted average number of shares	8,963,258	7,545,197	8,166,472	7,532,998
Diluted average shares outstanding	9,024,567	7,582,255	8,221,066	7,572,290
Adjusted basic earnings per share	$0.84	$0.70	$3.40	$2.82
Adjusted diluted earnings per share	$0.83	$0.70	$3.37	$2.82

Other Selected Financial Highlights

(Unaudited)

	Quarterly
Earnings	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.
(in thousands except per share data)
Net interest income	$19,349	$20,248	$18,371	$16,474	$16,555
Net provision expense	200	425	-	-	375
Noninterest income	4,994	4,867	4,083	4,051	4,046
Noninterest expense	15,344	15,417	14,278	13,684	13,778
Net income before federal income tax expense	8,799	9,273	8,176	6,841	6,449
Income tax expense	1,640	1,925	1,590	1,207	1,156
Net income	7,159	7,348	6,586	5,634	5,293
Basic earnings per share	0.79	0.86	0.87	0.75	0.70
Diluted earnings per share	0.79	0.85	0.87	0.74	0.70
Adjusted basic earnings per share	0.84	0.94	0.87	0.75	0.70
Adjusted diluted earnings per share	0.83	0.93	0.87	0.74	0.70

End of period balances	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.
(in thousands)
Gross loans	$1,552,928	$1,509,944	$1,443,473	$1,424,625	$1,415,363
Loans held for sale (1)	7,288	5,994	5,946	6,035	4,710
Loans to other financial institutions (2)	39,878	38,492	36,569	30,032	19,400
Core loans (gross loans excluding 1 and 2 above)	1,505,762	1,465,458	1,400,958	1,388,558	1,391,253
Allowance for credit losses	16,552	16,490	16,152	16,037	15,685
Securities available for sale	479,117	497,552	491,670	504,636	514,598
Securities held to maturity	394,534	391,954	392,699	397,981	407,959
Other interest-earning assets	86,185	116,643	84,484	100,175	39,411
Total earning assets (before allowance)	2,512,764	2,516,093	2,412,326	2,427,417	2,377,331
Total assets	2,723,243	2,726,003	2,623,067	2,670,699	2,576,706
Noninterest-bearing deposits	524,945	521,055	517,137	502,685	547,625
Interest-bearing deposits	1,652,647	1,680,546	1,582,365	1,641,193	1,550,985
Brokered deposits	36,511	6,627	27,177	41,970	23,445
Total deposits	2,214,103	2,208,228	2,126,679	2,185,848	2,122,055
Deposits excluding brokered	2,177,592	2,201,601	2,099,502	2,143,878	2,098,610
Total subordinated debt	35,752	35,691	35,630	35,568	35,507
Total borrowed funds	175,000	210,000	210,000	210,000	200,000
Other interest-bearing liabilities	24,003	4,956	22,378	21,512	8,060
Total interest-bearing liabilities	1,923,913	1,937,820	1,877,550	1,950,243	1,817,997
Shareholders' equity	260,415	247,746	214,519	206,756	195,634

Average Balances	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.
(in thousands)
Loans	$1,516,466	$1,460,033	$1,435,966	$1,412,569	$1,359,643
Securities	965,501	970,913	986,281	1,002,140	1,019,218
Other interest-earning assets	100,864	108,019	80,280	64,064	92,635
Total earning assets (before allowance)	2,582,831	2,538,965	2,502,527	2,478,773	2,471,496
Total assets	2,719,530	2,685,190	2,647,716	2,621,009	2,589,541
Noninterest-bearing deposits	536,653	519,511	516,308	506,175	546,778
Interest-bearing deposits	1,641,102	1,634,255	1,601,020	1,599,509	1,565,493
Brokered deposits	19,620	17,227	34,218	34,708	32,541
Total deposits	2,197,375	2,170,993	2,151,546	2,140,392	2,144,812
Total subordinated debt	35,719	35,658	35,596	35,535	35,474
Total borrowed funds	197,828	210,000	210,000	214,835	185,707
Other interest-bearing liabilities	16,928	11,756	26,426	18,399	25,729
Total interest-bearing liabilities	1,911,197	1,908,896	1,907,260	1,902,986	1,844,944
Shareholders' equity	254,737	237,875	210,742	200,177	187,099

Loan Breakout (in thousands)	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.
Agricultural	$48,221	$49,147	$45,274	$41,950	$49,210
Commercial and Industrial	228,256	229,232	224,031	231,222	229,915
Commercial Real Estate	901,130	862,773	804,213	794,705	786,921
Consumer	29,412	30,693	32,811	34,268	36,541
Construction Real Estate	17,042	14,555	18,751	17,890	20,936
Residential Real Estate	281,701	279,058	275,878	268,523	267,730
Loans to Other Financial Institutions	39,878	38,492	36,569	30,032	19,400
Gross Loans (excluding held for sale)	$1,545,640	$1,503,950	$1,437,527	$1,418,590	$1,410,653

Allowance for credit losses	16,552	16,490	16,152	16,037	15,685

Net loans	$1,529,088	$1,487,460	$1,421,375	$1,402,553	$1,394,968

Performance Ratios	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.

Annualized return on average assets	1.05%	1.09%	0.99%	0.86%	0.82%
Annualized return on average equity	11.24%	12.36%	12.50%	11.26%	11.32%
Annualized return on average tangible common equity	14.54%	16.29%	17.22%	15.81%	16.40%
Net interest margin (GAAP)	2.98%	3.17%	2.95%	2.67%	2.66%
Net interest margin (fully tax-equivalent)	3.04%	3.23%	3.01%	2.74%	2.72%
Efficiency ratio	61.29%	60.80%	61.47%	64.55%	65.31%
Annualized cost of funds	1.90%	1.87%	1.92%	2.00%	1.91%
Annualized cost of deposits	1.58%	1.53%	1.56%	1.65%	1.57%
Cost of interest bearing liabilities	2.43%	2.38%	2.44%	2.53%	2.45%
Shareholders' equity to total assets	9.56%	9.09%	8.18%	7.74%	7.59%
Tangible common equity to tangible assets	7.49%	7.00%	5.98%	5.56%	5.32%
Annualized noninterest expense to average assets	2.26%	2.30%	2.16%	2.09%	2.13%
Loan to deposit	70.14%	68.38%	67.87%	65.17%	66.70%
Full-time equivalent employees	377	371	368	367	369

Capital Ratios ChoiceOne Financial Services Inc.	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.

Total capital (to risk weighted assets)	14.5%	15.0%	13.5%	13.3%	13.0%
Common equity Tier 1 capital (to risk weighted assets)	12.0%	12.3%	10.7%	10.5%	10.3%
Tier 1 capital (to risk weighted assets)	12.2%	12.5%	10.9%	10.7%	10.5%
Tier 1 capital (to average assets)	9.1%	9.0%	7.7%	7.6%	7.5%
Commercial Real Estate Loans as a percentage of total capital	195.6%	193.3%	205.1%	206.8%	213.6%

Capital Ratios ChoiceOne Bank	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.

Total capital (to risk weighted assets)	12.7%	13.1%	13.2%	12.6%	12.4%
Common equity Tier 1 capital (to risk weighted assets)	12.0%	12.3%	12.5%	11.8%	11.8%
Tier 1 capital (to risk weighted assets)	12.0%	12.3%	12.5%	11.8%	11.8%
Tier 1 capital (to average assets)	8.9%	8.9%	8.8%	8.3%	8.4%
Commercial Real Estate Loans as a percentage of total capital	224.9%	222.2%	208.9%	218.2%	222.9%

Asset Quality	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.
(in thousands)
Net loan charge-offs (recoveries)	$138	$87	$157	$51	$120
Annualized net loan charge-offs (recoveries) to average loans	0.04%	0.02%	0.04%	0.01%	0.04%
Allowance for credit losses	$16,552	$16,490	$16,152	$16,037	$15,685
Unfunded commitment liability	$1,485	$1,485	$1,485	$1,757	$2,160
Allowance to loans (excludes held for sale)	1.07%	1.10%	1.12%	1.13%	1.11%
Total funds reserved to pay for loans (includes liability for unfunded commitments and excludes held for sale)	1.17%	1.20%	1.23%	1.25%	1.27%
Non-Accruing loans	$3,704	$2,355	$2,086	$1,715	$1,723
Nonperforming loans (includes OREO)	$4,177	$2,884	$2,358	$1,837	$1,845
Nonperforming loans to total loans (excludes held for sale)	0.27%	0.19%	0.16%	0.13%	0.13%
Nonperforming assets to total assets	0.15%	0.11%	0.09%	0.07%	0.07%

NON-GAAP Reconciliation	2024 4th Qtr.	2024 3rd Qtr.	2024 2nd Qtr.	2024 1st Qtr.	2023 4th Qtr.
Net interest income (tax-equivalent basis) (Non-GAAP)	$19,739	$20,631	$18,756	$16,871	$16,945
Net interest margin (fully tax-equivalent)	3.04%	3.23%	3.01%	2.74%	2.72%

Reconciliation to Reported Net Interest Income

Net interest income (tax-equivalent basis) (Non-GAAP)	$19,739	$20,631	$18,756	$16,871	$16,945

Adjustment for taxable equivalent interest	(390)	(383)	(385)	(397)	(390)

Net interest income (GAAP)	$19,349	$20,248	$18,371	$16,474	$16,555
Net interest margin (GAAP)	2.98%	3.17%	2.95%	2.67%	2.66%

	Three Months Ended December 31,
	2024			2023
(Dollars in thousands)	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Loans (1)(3)(4)(5)	$1,516,466	$23,591	6.19%	$1,359,643	$19,782	5.77%
Taxable securities (2)	677,133	4,846	2.85	726,335	5,532	3.02
Nontaxable securities (1)	288,368	1,760	2.43	292,883	1,753	2.37
Other	100,864	1,231	4.86	92,635	1,284	5.50
Interest-earning assets	2,582,831	31,428	4.84	2,471,496	28,350	4.55
Noninterest-earning assets	136,699			118,045
Total assets	$2,719,530			$2,589,541

Liabilities and Shareholders' Equity:
Interest-bearing demand deposits	$907,631	$3,389	1.49%	$864,689	$3,667	1.68%
Savings deposits	336,107	810	0.96	343,766	530	0.61
Certificates of deposit	397,364	4,291	4.30	357,038	3,812	4.24
Brokered deposit	19,620	220	4.46	32,541	413	5.03
Borrowings	197,828	2,374	4.77	185,707	2,221	4.75
Subordinated debentures	35,719	405	4.51	35,474	414	4.63
Other	16,928	200	4.70	25,729	349	5.38
Interest-bearing liabilities	1,911,197	11,689	2.43	1,844,944	11,405	2.45
Demand deposits	536,653			546,778
Other noninterest-bearing liabilities	16,943			10,720
Total liabilities	2,464,793			2,402,442
Shareholders' equity	254,737			187,099
Total liabilities and shareholders' equity	$2,719,530			$2,589,541

Net interest income (tax-equivalent basis) (Non-GAAP) (1)		$19,739			$16,945

Net interest margin (tax-equivalent basis) (Non-GAAP) (1)			3.04%			2.72%

Reconciliation to Reported Net Interest Income
Net interest income (tax-equivalent basis) (Non-GAAP) (1)		$19,739			$16,945
Adjustment for taxable equivalent interest		(390)			(390)
Net interest income (GAAP)		$19,349			$16,555
Net interest margin (GAAP)			2.98%			2.66%

(1)
Adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 21%. The presentation of these measures on a tax-equivalent basis is not in accordance with GAAP, but is customary in the banking industry. These non-GAAP measures ensure comparability with respect to both taxable and tax-exempt loans and securities.
(2)
Taxable securities include dividend income from Federal Home Loan Bank and Federal Reserve Bank stock.
(3)
Loans include both loans to other financial institutions and loans held for sale.
(4)
Non-accruing loan balances are included in the balances of average loans. Non-accruing loan average balances were $3.0 million and $1.7 million in the fourth quarter of 2024 and 2023, respectively.
(5)
Interest on loans included net origination fees and accretion income. Accretion income was $276,000 and $447,000 in the fourth quarter of 2024 and 2023, respectively.